UNITED STATES
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SCHEDULE 14A
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PRIDE INTERNATIONAL, INC.

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Event Name: Ensco plc to Acquire Pride International, Inc. — Conference Call
Event Date: 2011-02-07T15:00:00 UTC
Corporate Participants
C: Sean O’Neill;Ensco plc;VP, IR
C: Dan Rabun;Ensco plc;Chairman, President & CEO
C: Jay Swent;Ensco plc;SVP & CFO
C: Louis Raspino;Pride International, Inc.;President & CEO
Conference Call Participants
P: Mike Urban;Deutsche Bank;Analyst
P: Jud Bailey;Jefferies & Co.;Analyst
P: Douglas Becker;BofA Merrill Lynch;Analyst
P: Susan Brewster;PPM America;Analyst
P: Ian Macpherson;Simmons & Company;Analyst
P: Peter McNally;Kingdon Capital;Analyst
P: Collin Gerry;Raymond James;Analyst
P: Matt Conlan;Wells Fargo;Analyst
P: Waqar Syed;Macquarie Research;Analyst
P: Philip Dodge;Tuohy Brothers Investment Research;Analyst
P: Harry Mateer;Barclays Capital;Analyst
P: Andreas Stubsrud;Pareto Securities;Analyst
P: Robert Sweeney;Sun Life Financial;Analyst
P: Operator;;
P: Unidentified Participant;;
+++ presentation
Operator: Good morning. Ensco plc and Pride International welcome you to their joint conference call to discuss their winning combination.
     At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.
     It is now my pleasure to introduce your host, Sean O’Neill, Vice President of Investor Relations for Ensco plc. Thank you, Mr. O’Neill, you may begin.
Sean O’Neill: Thank you, operator, and welcome, everyone, to the Ensco and Pride joint conference call to discuss our plans to combine our two companies. With me today are Dan Rabun, Chairman, President, and CEO of Ensco; Jay Swent, Senior Vice President and Chief Financial Officer of Ensco; and Louis Raspino, President and CEO of Pride.

     We issued a joint press release earlier today which is available on our websites, Enscoplc.com and PrideInternational.com. Please also refer to our slide presentation titled, The Future of Offshore Drilling, that is available on our websites since we will be referring to the slides during our call.
     We will keep our call today to one hour. Any statements in the slide presentation or comments we make about expectations are forward-looking statements and are subject to risks and uncertainties. Many factors could cause actual results to differ materially.
     Please refer to our press release, slide presentation, and SEC filings on our websites that define forward-looking statements, list risk factors, and other events that could impact future results, and disclose important additional information regarding the transaction that will be filed with the SEC. Also, please note that we undertake no duty to update our forward-looking statements.
     Now let me turn the call over to Dan Rabun, Chairman, President, and CEO of Ensco.
Dan Rabun: Thanks, Sean, and welcome, everyone. I will start by covering the highlights of our proposed transaction and the strategic benefits of combining our two rig fleets and the advantages of bringing our companies together in terms of geographic scope and customer mix. Jay will address the core values that our companies share and the financial highlights. Then Louis will say a few words before we open it up for questions.
     Before we get into the details of the presentation, though, let me make a few introductory comments. As we exchanged information, I think it’s fair to say that the more we learned about each other’s operations, market strengths, customer relationships, and the culture the more we realized what an ideal strategic fit we would create by combining our two companies.
     Ensco and Pride complement each other extremely well in terms of composition of rig fleets, markets, and customers with very little overlap. We share the same core values through our dedication to safety, operational excellence, employee development, and customer satisfaction which we believe is critically important when bringing two organizations together.
     This will facilitate a smooth transition, which will allow us to quickly capitalize on offering a wider range of enhanced drilling technologies to a broader customer base in the most strategic, high-growth markets around the world. Specifically, Ensco will gain a significant presence in major fast-growing deepwater markets in Brazil and West Africa, the leading customers in these markets, and expertise in drillship operation and construction. Pride’s shareholders will benefit from Ensco’s leading presence in Southeast Asia, Europe, and North America, the largest active fleet of premium jackups in the world, the youngest fleet of ultra-deepwater semi-submersibles, and a large customer base of leading national and international oil companies and independent operators.

     Finally, we will have the advantage of an improved financial structure combining a strong balance sheet with a very competitive cost of capital while maintaining investment-grade ratings. Now I will turn to the presentation that you may view on our websites.
     As the title notes, we believe that we are creating the offshore driller of the future given the expanded drilling technologies we will be able to offer, our broader geographic reach, and the extensive newbuild program that we have in place. Let me turn your attention to slide five.
     Under the terms of the merger agreement that was unanimously approved by the Boards of Directors of both companies, Pride’s shareholders will receive $15.60 in cash and 0.4778 Ensco shares for a total value of $41.60 per share based on Ensco’s closing share price of $54.41 on Friday, February 4. This represents a premium of 21% to Pride’s closing price on the same date. The proposed transaction also will immediately be accretive to Ensco’s earnings and cash flows before synergies.
     The cash portion of the transaction will be financed through existing cash and a new credit facility. There are no financing conditions for this transaction. Cost synergies are projected to be approximately $50 million for full year 2012, and we anticipate sizable new revenue opportunities as we capitalize on the synergies between our two companies.
     Two Pride directors will join Ensco’s Board of Directors after the closing and I will remain Chairman, President, and CEO. Jay Swent will be Senior Vice President and Chief Financial Officer of the combined company, and we will announce the other members of the executive management team at a later date.
     Now please turn to slide eight. As we noted in our press release, the combination will create the world’s second-largest offshore driller. More importantly than increased scale, however, is the complementary fit between our rig fleets, markets, and customers, which we will cover in detail. On the next slide, we show a combined company with a total of 74 rigs.
     Turning slides once again, the combination widens the range of enhanced drilling capabilities from ultra-deepwater drillships to dynamically positioned semi-submersibles to moored semis and premium jackups. Very important, as we show on the next slide, the combined company will not only have the second-largest deepwater fleet with 21 rigs that can drill in 4,500 foot water depths or greater, it would also be the second-youngest fleet of its kind with an average age of just seven years. This is less than half the average age of the next-youngest competitor, whose average rig age is 15 years.
     As you will see on the next slide, we have the youngest ultra-deepwater rig fleet capable of drilling in 7,500 feet of water or greater, and this will continue to be true through at least 2012 given the expected deliveries of our new rigs currently under construction.

     Turning to slide 13, together we would also have the largest fleet of active premium jackup rigs as shown on the right with a total of 40 rigs. In terms of new build construction on the next slide, you will see that both companies have been very active in terms of new deliveries over the past several years to high-grade our fleets, and we have six rigs under construction or on order that will be delivered over the next three years. The delivery schedule for these rigs is shown on the next slide, which underscores the organic growth potential that the combined company already has in place.
     On slide 16 you will see one of the most compelling reasons to combine our two companies, the strategic fit in terms of geographic reach is remarkable with minimal overlap.
     For example, Ensco is the leader in Asia Pacific, Europe, and Mexico where Pride has little to no presence. There are significant opportunities to leverage Ensco’s experience in these markets to contract Pride’s drillships, semis, and mid-water floaters. And Pride has extensive operating experience in Brazil and West Africa, two of the largest and fastest-growing deepwater markets.
     As we look at the next slide we all know about the Golden Triangle as being the most active deepwater markets, but there also are many emerging deepwater markets which will create significant future demand and collectively we have experience in most of these markets. Slide 18 shows the tremendous growth we have seen in the number of new deepwater discoveries that will drive increased demand for offshore drilling, especially if oil stays in its recent price range.
     On slide 19 you see that our two companies also complement each other extraordinarily well in terms of customer mix. Pride will be introduced to Ensco’s large customer base of leading national and international operators, as well as many independents, and Ensco will benefit from the strong customer relationship with Petrobras and OGX in Brazil, as well as leading customers operating in West Africa.
     Now let me turn the call over to Jay.
Jay Swent: Thank you, Dan. Both companies have excellent reputations in customer satisfaction, which we believe are directly tied to our extensive training and competency assurance programs that are accredited by the International Association of Drilling Contractors. Our strong customer relationships are also directly tied to our focus on safety.
     Echoing Dan’s earlier comments, we were very gratified to learn how much our two companies are aligned when it comes to core values, like safety and operational excellence, as well as training and employee development. On slide 20 you see that both companies have excellent safety records that are significantly ahead of the industry average in terms of total recordable incidence rates, and both have improved safety performance significantly over the past five years.
     The management teams at both companies are committed to achieving a zero incident workplace and have dedicated SHE teams at every level. Both companies have invested heavily in training programs and systems, and have thorough quality control and audit programs to ensure that our safety management systems are operating at optimal levels.
     On slide 23 we see that the combination gives us improved diversification in terms of more balanced revenue by segment between deepwater and jackups as shown on the right half of the slide. Contracted backlog on the next slide is approximately $10 billion for the combined company, which gives us great visibility in terms of future cash flows.
     On slide 25 you will see that we anticipate maintaining investment-grade ratings since our leverage ratio will be right in line with that of other investment-grade offshore drillers. And, as noted on slide 26, we will have the significant financial flexibility from a capital management perspective. In fact, Ensco’s Board of Directors has already expressed their intention to maintain the regular quarterly cash dividend at the $0.35 per share level after the closing of the transaction on the increased number of shares.
     The improved financial structure will provide a very competitive cost of capital and plenty of flexibility to complete our current newbuild program while also investing in high-grading our premium jackup fleet. While cash flows will initially be focused on our remaining newbuild commitments, future cash flows will also be used to pay down debt.
     As noted in our press release, we anticipate that the planned combination will be accretive to 2011 and 2012 earnings per share. For 2012 we expect the combined company’s earnings per share to be more than 10% accretive to the current First Call mean estimate of $5.11 for 2012, excluding transaction-related expenses and costs incurred to achieve the expense synergy benefits. For 2012 expense synergy benefits are projected to be approximately $50 million.
     We anticipate providing an initial full-year 2011 outlook for Ensco on a stand-alone basis during the fourth-quarter 2010 earnings conference call that we have scheduled for February 24.
     In terms of next steps, if you turn to slide 28, you will see that we are pursuing customary approvals, including majority approval from both sets of shareholders. A registration statement, including a joint proxy statement and prospectus, will be filed with the SEC as soon as possible. The anticipated closing date could be as early as second quarter of this year.
     In summary, we believe the combination of our two companies will create a very powerful organization that will represent the future of offshore drilling in terms of fleet composition, market presence, customer relationships, safety, and operational excellence. Together we believe we will create significant value for our shareholders, customers, and employees well into the future.
     Now let me turn the call over to Louis.

Louis Raspino: Thank you, Jay. You can see from Dan and Jay’s comments why we at Pride are also so excited about this transaction. The industrial logic of this combination is compelling.
     You have heard me many times on past calls and in conferences discuss the value of scope and critical mass in the offshore drilling industry, especially now in a post-Macondo world. The combined Ensco Pride will have significant critical mass with the world’s second-largest fleet of offshore rigs, the second-largest fleet of dynamically positioned deep and ultra-deepwater rigs, which will also, as Dan mentioned, be the second-youngest such fleet in the industry, and the Company will operate, as Dan mentioned, the industry’s largest active fleet of jackups, all independent leg design and with a number equipped with the high specification features that are increasingly preferred by clients today.
     The Company’s combined enterprise value will total $16 billion and its revenue backlog approximately $10 billion. The combined company will be among the most geographically diverse drillers with current operations and drilling contracts spanning more than 25 countries on six continents in nearly every major deep- and shallow-water basin around the world. The Company will have the second-largest number of current customers of any offshore driller and will benefit from significantly enhanced diversification given the minimal overlap between the two companies.
     The Company’s strong balance sheet, large backlog, and investment-grade debt rating should afford enhanced opportunities to continue an expansion of both the deepwater and high-specification jackup segments, while also continuing to high-grade the combined fleet. And as Dan mentioned, our respective companies share the same core values and long operating histories that demonstrate both company’s dedication to safety, operational excellence, employee development, customer satisfaction, and business ethics.
     The cultural overlap is critical to the success of any business combination. Very seldom in a role of a CEO of a publicly-traded company does one experience an opportunity to participate in a transaction that has such compelling value for so many constituents. From the perspective of Pride’s shareholders, this transaction will provide a substantial premium in a combination of cash and stock which provides some guaranteed value along with significant ongoing interest in a world-class offshore driller with significant additional growth potential.
     Our shareholders will also benefit from the regular dividend paid on Ensco’s stock, and we expect the Company’s investor base to expand dramatically around the globe given the size, financial strength, competitive tax structure, and geographic spread of the combined enterprise. Importantly, we expect the future multiple of the combined company should exceed that of either company individually as the strategic position is so compelling. And all of Pride’s investors will benefit from the combined company’s investment-grade rating and from the significantly enhance diversification across markets, rig types, and customers.

     Our customers will benefit from access to a truly diverse asset base and an industry-leading company well-known for operational excellence, safety excellence, financial strength, and customer satisfaction. All of these factors will be important in addressing the expanding and more challenging needs of the combined broad customer base of national, integrated, and independent exploration and production companies that, as we mentioned, span 25 countries and six continents.
     I am very excited about the opportunities this combination should create for the employees of Pride to work for such a first-class, industry-leading, multinational organization with a much larger fleet now of high-specification assets. This combination should provide most of our employees with expanded opportunities for job growth, training, and career development.
     In summary, the combined Pride Ensco will be a leader in the offshore drilling industry with a highly-respected management team, a highly-respected Board, a fleet of advanced, efficient, new-generation rigs to address the needs of an expanded base of clients in expanded geographic locations while offering more opportunities for employees. And doing all of this in a safe and ethical manner and with the highest attention to operational excellence and customer satisfaction.
     To me, the management team, and the Board of Pride this logic is compelling. The whole is definitely greater than the sum of the parts.
     You may remember, it was not long ago when Pride International was a company with a disparate asset base and no clear strategic direction. But over a period of five years, and following large divestments of non-core assets and significant investments in the expansion of our deepwater fleet, we emerged a new company. I am proud to have been a part of what we have called an extreme corporate makeover. I want to especially thank Pride’s Board, management team, and employees worldwide for the role they all played in this success.
     I am now most excited for what the future holds for the combined Ensco Pride. Clearly, this combination will provide the global investment community with the premium investment of choice in the offshore drilling space. This will provide our clients with the premium driller of choice worldwide and will provide our employees with the premium employer of choice all in, as Dan opened up, the offshore driller of the future. Sean?
Sean O’Neill: Thanks, Louis. Operator, please open the lines for Q&A and we will take one question per caller.
+++ q-and-a
Operator: (Operator Instructions) Mike Urban, Deutsche Bank.
Mike Urban: Good morning and congratulations. Had a question on the Pride jackup fleet. Pride had expressed, I think, some concerns about the long-term outlook for those assets and whether those were core assets. What is your sense on those rigs and is the new, larger fleet and the fact that Ensco is a major jackup operator change that at all, or are we going to continue to see the focus shift toward deepwater with the new company?
Jay Swent: Well, I think, Mike, the first point I would make is that our view is we are creating a hybrid drilling company here. That is what we have been working on for a number of years. We are firmly committed to the jackup business and you will see more evidence of that over the coming days.
     Our strategy has long been to high-grade that fleet, even though we feel like we have one of the — probably the best fleet in the industry. With the demands that our customers are going to be placing on us in the coming years, we need to high-grade those assets.
Mike Urban: Okay, thank you.
Sean O’Neill: Hello, operator, the next caller please.
Operator: David Wilson, Howard Weil.
Sean O’Neill: Operator, we are not hearing the question. If you could make sure that his line is open.
Operator: Your line is now live, sir. You may proceed with your question.
Sean O’Neill: We may want to go to the next caller, operator, if we are having trouble with his line.
Operator: Jud Bailey, Jefferies & Co.
Jud Bailey: Well, Dan, I guess you don’t have to answer the question what you are going to do with all of that cash anymore. So that is one good side, huh?
Dan Rabun: (multiple speakers)I guess then the jackup rates in the Gulf of Mexico is off the table too.
Jud Bailey: I guess so. My question is similar to the last one. When you look at Pride’s fleet — you noted the quality of their floating rig fleet. They do have some mid-water rigs that are getting up there in age. Can you — it’s kind of early, but do you plan on keeping those around or do you think you will likely look to divest of those eventually?
Jay Swent: Well, I think it’s — Jud, it’s a little early probably for us to be making comments on those type of issues. The one thing I would say is that we are not viewing this transaction as we need to sell assets to finance it, so we will make decisions about which rigs we keep and which ones we divest based on what we think makes the most economic sense at any point in time.
     I think a lot of those rigs that you are talking about have pretty good long-term contracts right now and good potential, and I think we are very pleased by that. But as I said, I want to make sure everybody is clear that there is no intention to sell down major segments of the asset base in order to reduce debt at this point.
Jud Bailey: Okay. And then just a follow-up on the cost savings. Can you give us any — your sense of timing on trying to implement the cost savings that you see when you combine the two companies?
Jay Swent: To be honest about it, there is a lot of work to be done and it’s pretty early days right now, Jud. What we are modeling in is really no net synergies for 2011 and about $50 million of net synergies in 2012. Obviously, we are going to try to move faster than that if we can. But as you can imagine, there is a lot of decisions to be made in the coming months and so it’s just a little early to give you a timeline on that yet.
Jud Bailey: Okay, great. Thank you. Congrats, guys.
Sean O’Neill: Operator, next caller please.
Operator: (inaudible), Capstone.
Unidentified Participant: Thanks for taking my question. Just wanted to find out — question about Seadrill and the 9% stake. I just wanted to understand or clarify that situation and where they stand.
     The second part is you mentioned that you expect the deal to close early second — sometime in the second quarter. Just wanted to clarify, any reason why it wouldn’t close in the second quarter? Are you expecting a lengthy review process?
Dan Rabun: This is Dan. We obviously evaluated what the regulatory approvals, which we obviously don’t control, and that is just our best guess that we can get it closed late in the second quarter. With respect to your first question, we really can’t speak on behalf of third parties.
Unidentified Participant: Okay. So aside from the HSR, what other regulatory approvals are needed?
Dan Rabun: That is really about it. There is a couple of other jurisdictions where we have some filings, but we don’t expect anything material.
Unidentified Participant: Okay. As far as a lengthy review process, are you expecting one?
Dan Rabun: Just given the geographic diversity of our fleets and where our operations are; we would be hopeful that we could get through it relatively easy.
Sean O’Neill: Operator, if you want — a question from our next caller, please.
Operator: David Smith, Johnson Rice.

Sean O’Neill: It looks like we are having trouble getting through, if you want to go to the next caller, please.
Operator: Douglas Becker, Bank of America.
Douglas Becker: Congratulations, first off. Dan, Ensco has always been very returns conscious. At face value did the $50 million of cost synergy, one, justify the premium in isolation? It sounds like there is a fair amount of reliance on revenue synergies, maybe some tax synergies. Just hoping to get your thoughts on returns on capital post the transaction.
Dan Rabun: Well, I think, Doug, our view is that probably the first thing to talk to is the strategy makes ultimate sense and should generate the best economic returns we can for shareholders going forward. It’s a little early to get into the details of tax synergies and that type of thing, but I think we feel like at the expense synergy level, at the tax synergy level, at the strategic level, and at the revenue synergy level everything is all systems go on every one of those.
     So I think when you put them all together, ultimately we are going to have a very good return on this. I don’t know whether it will be exactly equal to the returns on an old, highly-depreciated fleet, which is pretty hard to do, but in terms of having the best fleet to compete going forward in the future it’s going to position us extremely well.
Douglas Becker: Okay, thank you.
Sean O’Neill: Next caller, please.
Operator: Susan Brewster, PPM America.
Susan Brewster: I guess I should ask if you can hear me.
Dan Rabun: Yes, we can hear you fine.
Susan Brewster: Great. Just wondering about the financing of the cash portion of the acquisition and what you would plan to do with the existing Pride bonds, if there are any guarantees or refinancing plans for those bonds?
Jay Swent: At the moment we wouldn’t anticipate refinancing the Pride bonds. We do anticipate taking on about $2 billion of acquisition debt. As we said in the press release, we have bridge commitments from both Citibank and Deutsche Bank that are more than adequate to meet that. I think our long-term plan would be to go into the bond market.
     So I think it’s safe to sort of look at this and say there will be about $4 billion, a little bit over $4 billion, of debt in the combined company when it all comes together.
Susan Brewster: Any guarantees of the Pride bonds if they are not being refinanced?

Sean O’Neill: I am sorry. Ask the question again, please.
Susan Brewster: Are you [going] to explicitly guarantee the Pride bonds if they are not going to be refinanced?
Jay Swent: I think it’s a little early for us to comment on that at this point.
Susan Brewster: Okay, thank you.
Sean O’Neill: Operator, next caller, please.
Operator: Ian Macpherson, Simmons.
Ian Macpherson: Congratulations, everybody. Dan, I believe Louis has a (inaudible) option to weigh on between now and the end of this quarter. I don’t know if you have any thoughts on which way that goes. And your appetite for more spec rigs (multiple speakers)?
Jay Swent: Ian, I think the legal answer to that is you probably need to ask Louis.
Ian Macpherson: Okay. Well, beyond that one option what will be newco’s appetite for spec building, I guess is my real question?
Dan Rabun: Well, one of the things, Ian, when we were working on this transaction and structuring it we did not want to impair the balance sheet in a manner that would not allow us to continue to reinvest in the business. So I think Ensco continues to be very bullish on the long-term business and we will evaluate it in that light. Clearly, we will have the capacity to reinvest in the business.
Ian Macpherson: Okay. And my phone broke out, Jay, I didn’t hear if you provided any guidance on pro forma tax rate. Did you?
Jay Swent: You didn’t miss anything, Ian.
Sean O’Neill: No, we did not.
Jay Swent: We will be talking about that more as things unfold here.
Ian Macpherson: Okay, thank you.
Sean O’Neill: Operator, our next caller, please.
Operator: [Peter McNally], [Kingdon Capital].
Peter McNally: Thanks. Ian just asked my question. Congrats, guys.
Jay Swent: Thank you very much. Caller, next question.
Operator: (Operator Instructions)

Sean O’Neill: Operator, if there are no more people on the line, I guess we will — we may have one more caller. Go ahead.
Operator: Mike Urban, Deutsche Bank.
Mike Urban: Thanks for taking the follow up. You talked a little bit about revenue opportunities. Is that primarily you are participating more broadly in markets around the world and, as you said, being able deploy those assets around the world? Or are there some things that you would do as a new and then larger combined company that you might not have done independently?
Dan Rabun: One of the real beneficial aspects of this transaction is the geographic reach of both of our companies and the minimal overlap of geographies. So Ensco will now be able to use some of its assets in markets where we have not previously established ourselves — Brazil being one, West Africa being another. Likewise, the Pride assets will be able to address markets they have not been able to address in the past, specifically Asia Pacific, which is a very fast growing deepwater market.
Mike Urban: Okay. That was all for me. Thanks and congratulations again.
Sean O’Neill: Operator, the next caller.
Operator: Colin Gerry, Raymond James.
Collin Gerry: Congratulations on all fronts. I guess I want to dial into a little bit the accretion guidance on the 10%, maybe ask it a different way. What is the assumed step up in depreciation on Pride, and also is there — how should we think about capitalizing interest on the assumed new debt for the new company? So just some of the details behind that [accretion]
Jay Swent: Well, I will give you some very sort of rough answers. At this point it’s still a little early to try to be overly specific.
     We do anticipate being able to capitalize some interest in 2011/2012 by virtue of the amount of investment that we are making in new assets and, heretofore, our debt service costs have been so low that we have not, as Ensco, been capitalizing very much interest. So there is some pick up there.
     I think we don’t have an answer for you specifically relative to write up of assets, etc., but I would say in general we don’t see a major step up in the basis of the assets. We see some minor adjustments in contract value; in the grand scheme of this transaction they are very minor. We see some minor step up in the debt structure to bring it in line with ours. This is part of fair value accounting.
     But all of those numbers are relatively small in the context of the deal.
Collin Gerry: Okay. Yes, you actually brought up a point. I remember in the last major merger in the space there was a fair value adjustment on the contract that actually ended up hitting the — it created some sort of rather large intangible revenue line. I don’t see there being a huge discrepancy between the leading edge. I don’t know if that is as big a deal this time, but maybe some color there.
Jay Swent: By comparison it’s very small. It’s a very small number at this point.
Collin Gerry: Perfect, thank you so much. I will turn it back over.
Sean O’Neill: Operator, next caller, please.
Operator: Matt Conlan, Wells Fargo.
Matt Conlan: Clearly, post this combination you are still going to have a very, very strong balance sheet which means that you could have included more cash in this deal to begin with. Could you explain kind of the competing strategies of how much cash you were going to include and then how you came out to the level that you did at $16 a share?
Jay Swent: Well, you are right, there is a lot of competing priorities in there. I think the overarching issue really is ensuring that we maintain our investment-grade rating at the front end of this transaction and, as Dan said, that we also have enough flexibility in the balance sheet that we can continue to make investments in the fleet. I think we will want to be, in time, in a position to be paying down acquisition debt, but in the next couple of years we have some pretty heavy capital commitments for existing orders. And, as Dan alluded, we have more investments that we are going to need to make in our jackup fleet going forward.
     So at the end of the day the magic number of 35% was sort of the point at which we were pretty comfortable we would be able to maintain our investment-grade credit rating, which we think is very important going forward.
Matt Conlan: Okay. Are you guys telegraphing that there are going to be some jackup newbuild orders announced in the near future?
Sean O’Neill: We are continually high-grading our jackup fleet, as you know.
Matt Conlan: Thank you very much.
Sean O’Neill: Operator, next caller, please.
Operator: Waqar Syed, Macquarie.
Waqar Syed: Congratulations on the deal. My question relates to the compensation structure between the two companies. Could you elaborate and tell us how the wage structure for the employees is, one company versus the other, in terms of healthcare costs or 401(k) programs and other? Is there a materially different compensation structure between one company or the other?

Dan Rabun: We are not going to get into that level of detail, but I think just in summary they are very comparable.
Waqar Syed: Okay. Secondly, on your assumptions on the day rates scenario or just your views on where the rates are heading for, the different classes of deepwater rigs.
Sean O’Neill: Waqar, as a rule we don’t provided outlooks on day rates for either floaters or jackups, but suffice it to say obviously this decision shows our bullishness for both the deepwater and the jackup markets.
Waqar Syed: Okay. Could you also maybe elaborate on what is happening in Brazil? They have a tender out for one-plus rigs for 1,500 meters water depth rating. Could you just let us know where does that stand?
Jay Swent: Well, I think, Waqar, if you don’t mind, what we would like to do is defer those set of questions for our next conference call when we will have a lot more to say about the markets.
Waqar Syed: Sounds good. Thank you very much.
Operator: Philip Dodge, Tuohy Brothers Investment Research.
Philip Dodge: Thank you. Sounds all positive here, but I am curious; I know it’s early on taxes but can you say whether possible tax benefits are included in the $50 million estimated savings?
Jay Swent: Phil, the $50 million really just relates to expense synergies so there is nothing baked in there for —.
Philip Dodge: Nothing in there for taxes?
Jay Swent: Correct.
Philip Dodge: Okay, thanks for the clarification.
Operator: Harry Mateer, Barclays Capital.
Harry Mateer: My first question, just beyond debt to cap of 30% can you give any sense for credit metrics that you are targeting post close, both immediately after close and then down the road? You mentioned paying down debt, so what are you targeting when you think about debt reduction in the future?
Jay Swent: Well, as I said, what we have is a dynamic where the next couple of years there is a very steep investment profile. Here again, I think it’s a little premature for us to give you a lot of guidance on that. We will over time as we move forward.
     But the next couple of years it’s going to be about the newbuild commitments and after that it’s going to be about continuing to invest in the fleet and repaying debt.

Harry Mateer: Okay. And then in terms of our credit ratings, are you guys hoping to maintain your current high BBB rating that Ensco has or any sense for (multiple speakers)?
Jay Swent: I should never speak for the rating agencies, but I think our expectation is that we would fall in the BBB+ range.
Harry Mateer: Okay. Then I may have missed this, but can you share with us what the breakup provision is in the merger agreement?
Jay Swent: It’s detailed in the provision that was 8-K’d today. The breakup fee is $260 million.
Harry Mateer: Thank you very much.
Jay Swent: You are welcome.
Operator: Susan Brewster, PPM America.
Susan Brewster: Just a quick follow-up, you have mentioned several times your priorities of cash flow for investment in the fleet and then further on repayment of debt. Can you talk a little bit about the share repurchases on page 26? Where does that fall in the priority of cash flows?
Jay Swent: Well, I think probably for the next couple of years it’s pretty clear that the cash commitment is going to be around the investment in the fleet and reduction of acquisition debt.
     Now I think at any point — at this point in time and at all points and times, all options are on the table. We always evaluate all of the options at any point in time we are discussing capital allocation. But I think for planning purposes most people should be thinking in terms of the next couple of years are going to be about investing in the fleet and repaying acquisition debt.
Susan Brewster: Okay, thank you.
Operator: Andreas Stubsrud, Pareto Capital.
Andreas Stubsrud: Good afternoon. What was your ultimate decision to spend in cash $2.8 billion on an acquisition of a competitor instead of ordering newbuilds at the shipyard? Is it related to size or your view on the return on the investment, or could you just give a little bit of color on that?
Jay Swent: Well, I think it’s easy to order rigs. It’s a little tougher to contract them and operate them. I think what we are very impressed with is the quality of the job that the Pride team have done in terms of building new jackups and building new deepwater floaters and of manning them and having extensive operations in parts of the world that we are not strong.

     So this is clearly about access to assets, access to people, and access to markets and customers, which just ordering newbuilds does not necessarily give you.
Andreas Stubsrud: Okay.
Jay Swent: Thank you.
Andreas Stubsrud: Thank you.
Operator: [Robert Sweeney], Sun Life Financial.
Robert Sweeney: Congrats. My question was asked already. Thanks.
Sean O’Neill: Okay, operator, I think that was our last caller. So thank you, everyone, for your interest in our announcement today. We will actually be at the Credit Suisse conference later this week and we will be presenting tomorrow.
     Thanks again for your interest. Bye-bye.
Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

Forward-Looking Statements
Statements included in this document regarding the consummation of the proposed transaction, benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, contemplated financing of the transaction, financial performance, accretion to earnings, revenue growth, future dividend levels, credit ratings or other attributes of the combined companies and other statements that are not historical facts, are forward-looking statements. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of acquired businesses, delays, costs and difficulties related to the transaction, market conditions, and the combined companies’ financial results and performance, consummation of financing, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in risk factors and elsewhere in each company’s Annual Report on Form 10-K for the year ended December 31, 2009, and their respective other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this document is as of today. Except as required by law, both companies disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Important Additional Information Regarding The Transaction Will Be Filed With The SEC
In connection with the proposed transaction, Ensco will file a registration statement including a joint proxy statement/prospectus of Ensco and Pride with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND PRIDE ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus will be sent to security holders of Ensco and Pride seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by Ensco and Pride with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 500 N. Akard, Suite 4300, Dallas, Texas 75201, telephone 214-397-3015, or Investor Relations, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400. Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Pride with the SEC will be available free of charge on Pride’s website at www.prideinternational.com under the tab “Investor Relations.” Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Ensco and Pride and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco’s proxy statement relating to its 2010 General Meeting of Shareholders and Pride’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 5, 2010 and April 1, 2010, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.